Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-234801

Prospectus Supplement No. 3

(To Prospectus dated December 2, 2019)

Humanigen, Inc.

14,500,000 Shares of Common Stock

This prospectus supplement relates to the Registration Statement on Form S-1 (File No. 333-234801) declared effective by the Securities and Exchange Commission on December 2, 2019 and does not cover securities beyond those covered by the existing Registration Statement. There are no additional securities being offered under this prospectus supplement – this is merely a document required under the securities laws to update information previously filed in the original prospectus and prior prospectus supplements.

The selling stockholder named in the prospectus may sell or otherwise dispose of the shares of common stock described in the prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 112 of the prospectus for more information about how the selling stockholder may sell or otherwise dispose of the shares of common stock being registered pursuant to the prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus with the information contained in our Form 8-K/A filed with the Securities and Exchange Commission on January 31, 2020. Accordingly, we have attached our Form 8-K/A to this prospectus supplement. You should read this prospectus supplement together with the prospectus and all prior prospectus supplements, each to be delivered with this prospectus supplement.

Our common stock is quoted on the OTCQB Venture Market under the symbol “HGEN”. On January 30, 2020, the last reported sale of our common stock on the OTCQB Venture Market was $0.34 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 31, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2020 (December 16, 2019)

Humanigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

533 Airport Boulevard, Suite 400

Burlingame, CA  94010

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Humanigen, Inc. (the “Company”) files this Current Report on Form 8-K/A (“Current Report”) to amend and supplement the Company’s Current Report on Form 8-K dated December 16, 2019 (the “Prior Report”) and filed with the Securities and Exchange Commission by the Company on December 16, 2019. The Prior Report announced the election of Cheryl Buxton to the Company’s Board of Directors (the “Board”). At the time of the Prior Report, the Board had not determined on which committee Ms. Buxton would serve.

On January 28, 2020, the Board appointed Ms. Buxton to the Transactions Advisory and Nominating and Corporate Governance Committees of the Board, with immediate effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Humanigen, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: January 31, 2020